Exhibit 99.1

                                                COMPANY CONTACT:

                                                Cindy Presar, Investor Relations
                                                cpresar@cardiodynamics.com
                                                800-778-4825 Ext. 1031

                      CARDIODYNAMICS ANNOUNCES PUBLICATION
                    OF MULTICENTER HYPERTENSION CONTROL TRIAL

        PUBLISHED IN HYPERTENSION, AN AMERICAN HEART ASSOCIATION JOURNAL

SAN DIEGO--March 7, 2006--CardioDynamics (Nasdaq: CDIC), the innovator and leader of impedance cardiography (ICG) technology, today announced the publication of its multicenter, randomized trial called CONTROL (Consideration Of Noninvasive Hemodynamic Monitoring To Target Reduction Of Blood Pressure Levels). The article was published online in Hypertension, an American Heart Association journal, and the print version of the article will appear in the April edition of the journal. The study demonstrated that using the Company's BioZ(R) ICG to make drug decisions achieved 35% superiority in blood pressure control to less than 140/90 millimeters of mercury (mm Hg) as compared to the standard treatment group.

Family practice and internal medicine physicians from 11 centers followed 164 patients on one or more antihypertensive medications over five visits in a three and one-half month period. Patients in the BioZ group had 8 mm Hg greater systolic blood pressure reduction and 7 mm Hg greater diastolic blood pressure reduction than those in the standard care group. In addition to the BioZ group achieving a 35% improvement in blood pressure control to less than 140/90 mm Hg as compared to the standard care group, there was more than double the improvement in aggressive blood pressure control to less than 130/85 mm Hg.

"The CONTROL trial represents the most significant data ever published on our noninvasive BioZ ICG technology," stated Michael K. Perry, CardioDynamics' Chief Executive Officer. "The results of the trial clearly illustrate the significance of our BioZ technology in the treatment of mild to moderate high blood pressure, which is the most common reason patients in our country visit their physicians. The CONTROL trial results, along with the previous trial results from the Mayo Clinic involving more severe hypertension patients on a greater number of medications, are strong evidence that use of ICG improves outcomes in this costly disease. We believe these two trials are the primary evidence that Medicare will evaluate in their review of whether to expand hypertension coverage for BioZ ICG."

Over 65 million patients in the United States and one billion worldwide have high blood pressure. Only about one-third of hypertension patients have controlled blood pressure, and uncontrolled hypertension is a significant risk factor for stroke, heart attacks, heart failure, and kidney disease. High blood pressure is caused by either high blood flow (cardiac output) or high resistance in the vessels (systemic vascular resistance), and hypertensive drugs reduce blood pressure by reducing cardiac output or systemic vascular resistance. Physicians are unable to assess these parameters without invasive or expensive methods, but BioZ ICG noninvasively and inexpensively measures both of these parameters.

Carlos Ferrario, M.D., Professor and Director, Hypertension and Vascular Disease Center, Wake Forest University School of Medicine, Winston-Salem, NC, a principal investigator of the study and prominent hypertension researcher, concluded, "There is an urgent need to improve our treatment of hypertension. The CONTROL trial showed that hypertensive patients in the BioZ group achieved significantly better blood pressure outcomes than the standard care group. New drugs for hypertension are judged favorably by the Food Drug Administration and medical community when they reduce blood pressure less than half as much as that achieved in the arm of the study which employed the BioZ to tailor antihypertensive therapy. Using the BioZ to treat hypertension could significantly improve blood pressure control in the United States, given our current lack of success and the known challenges that physicians treating hypertension face in their practice."

The Company also noted that an accompanying editorial to the CONTROL trial was also published in Hypertension. The editorial offered encouragement for the use of ICG in the physician office based on its ability to improve the chances for successful blood pressure control through better drug decision making. The editorial also stated that ICG may be one of several advances that will drive a new trend toward individualizing hypertension treatment for each patient.

ABOUT CARDIODYNAMICS:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG products and medical device electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

FORWARD-LOOKING (SAFE HARBOR) STATEMENT:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as what evidence Medicare uses in its review of whether to expand hypertension coverage for BioZ ICG, the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2005 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.